Exhibit 99(c)(22)

Mercury Air Group, Inc.
Cash to Buyout Fractional Shares at Various Premiums

	Price As of:
		Previous 10	Previous 20	Previous 30
Date:	Last Close	Trading Days	Trading Days	Trading Days	1-Month
Price:	$3.36	$3.52	$3.52	$3.56	$3.52

10% Premium:	$3.70	$3.87	$3.87	$3.92	$3.87

12% Premium:	$3.76	$3.94	$3.94	$3.99	$3.94

14% Premium:	$3.83	$4.01	$4.01	$4.06	$4.02

16% Premium:	$3.90	$4.08	$4.08	$4.14	$4.09

18% Premium:	$3.96	$4.15	$4.16	$4.21	$4.16

20% Premium:	$4.03	$4.22	$4.23	$4.28	$4.23

22% Premium:	$4.10	$4.29	$4.30	$4.35	$4.30

24% Premium:	$4.17	$4.36	$4.37	$4.42	$4.37

Fractional Shares Estimate:	192,613

Cash to Buy Shares
10% Premium:	$711,898	$745,162	$746,115	$755,261	$746,244

12% Premium:	$724,841	$758,710	$759,681	$768,993	$759,812

14% Premium:	$737,785	$772,259	$773,247	$782,725	$773,380

16% Premium:	$750,728	$785,807	$786,813	$796,457	$786,948

18% Premium:	$763,672	$799,356	$800,378	$810,189	$800,516

20% Premium:	$776,616	$812,904	$813,944	$823,921	$814,084

22% Premium:	$789,559	$826,452	$827,510	$837,653	$827,652

24% Premium:	$802,503	$840,001	$841,075	$851,385	$841,220